SCHEDULE 23.1

                                     CONSENT


We have issued our report dated January 12, 1999, accompanying the financial statements of Pen Interconnect, Inc. appearing in the 1998 Annual Report on Form 10-KSB for the year ended September 30, 1998. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Pen Interconnect, Inc. on Forms S-3 (File No. 33-96444-D), effective August 4, 1997; File No. 333-29927, effective August 29, 1997; File No. 333-297, effective February 5, 1998; and File No. 333-06451, effective August 31, 1998 and amended October 2, 1998) and on Form S-8 (File No. 333-2618, effective March 22, 1996).




                                                              GRANT THORNTON LLP


      Salt Lake City, Utah
      January 12, 1999